EXHIBIT 10.5




                               WESTDALE PROPERTIES




                                      LEASE



PROJECT:                 211 DUNWIN DRIVE, UNIT 6
                         MISSISSAUGA, ONTARIO



LANDLORD:                     789542 ONTARIO LIMITED



TENANT(S):                    ASTRIS ENERGI INC.




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                                INDUSTRIAL LEASE

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I Definitions.........................................................4
     1.01   In this Lease and the schedules forming part
            of it, the following definitions apply:...........................4

ARTICLE II Intent and Interpretation..........................................6
     2.01   Net Lease.........................................................6
     2.02   Extended Meanings.................................................7
     2.03   Entire Agreement..................................................7
     2.04   Governing Law.....................................................7
     2.05   Time of the Essence...............................................7

ARTICLE III Grant and Term....................................................7
     3.01   Leased Premises...................................................7
     3.02   Use of Additional Areas...........................................8
     3.03   Commencement and Ending Date of Term..............................8
     3.04   Option to Renew...................................................8

ARTICLE IV Rent...............................................................9
     4.01   Covenant to Pay...................................................9
     4.02   Minimum Rent......................................................9

ARTICLE V Taxes..............................................................10
     5.01   Taxes-Definition.................................................10
     5.02   Taxes Payable by the Landlord....................................11
     5.03   Taxes Payable by the Tenant......................................11
     5.04   Business Taxes and Other Taxes of Tenant.........................11
     5.05   Tenant's Responsibility..........................................12
     5.06   Per Diem Adjustment..............................................12

ARTICLE VI Project and Common Area and Facilities - Control and Payment......13
     6.01   Control of the Project by the Landlord...........................13
     6.02   Tenant to Bear Proportionate Share of Expense....................13
     6.03   Estimated Costs..................................................15

ARTICLE VII Utilities........................................................15
     7.01   Charges for Utilities............................................15

ARTICLE VIII HVAC............................................................17
     8.01   Heating, Ventilating and Air-Conditioning........................17


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ARTICLE IX Use of the Leased Premises........................................17
     9.01   Use of the Leased Premises.......................................17
     9.02   Conduct of Business..............................................17
     9.03   Nuisance and Waste...............................................17
     9.04   Energy Conservation..............................................18
     9.05   Observance of Law................................................18

ARTICLE X Insurance and Indemnity............................................18
     10.01  Tenant's Insurance...............................................18
     10.02  Increase in Insurance Premiums...................................21
     10.03  Cancellation of Insurance........................................21
     10.04  Loss or Damage...................................................21
     10.05  Landlord's Insurance.............................................22
     10.06  Indemnification of the Landlord..................................22

ARTICLE XI Maintenance, Repairs and Alterations..............................23
     11.01  Maintenance and Repairs by the Tenant............................23
     11.02  Landlord's Approval of the Tenant's Work.........................23
     11.03  Maintenance and Repairs by the Landlord..........................24
     11.04  Repair on Notice.................................................24
     11.05  Surrender of the Leased Premises.................................24
     11.06  Repair where Tenant at Fault.....................................24
     11.07  Tenant not to overload floors or other facilities................25
     11.08  Removal and Restoration by the Tenant............................25
     11.09  Notice by the Tenant.............................................25
     11.10  Liens............................................................25
     11.11  Signs and Advertising............................................26
     11.12  Pest Extermination...............................................26
     11.13  Excess Waste or Garbage..........................................26

ARTICLE XII Damage and Destruction and Expropriation.........................26
     12.01  Destruction of the Leased Premises...............................26
     12.02  Destruction of the Project.......................................27
     12.03  Expropriation....................................................27
     12.04  Architect's Certificate..........................................28

ARTICLE XIII Assignment, Subletting, Parting with Possession and
             Corporate Control...............................................28
     13.01  Consent Required.................................................28
     13.02  Landlord's Option................................................30
     13.03  No Advertising of the Leased Premises............................30
     13.04  Corporate Ownership..............................................30
     13.05  Assignment or Transfer by the Landlord...........................31

ARTICLE XIV Access and Alterations...........................................31
     14.01  Right of Entry...................................................31


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ARTICLE XV Status Statement, Attornment and Subordination....................32
     15.01  Status Statement.................................................32
     15.02  Subordination and Attornment.....................................32
     15.03  Attorney.........................................................33
     15.04  Financial Information............................................33

ARTICLE XVI Default..........................................................33
     16.01  Event of Default.................................................33
     16.02  Rights of the Landlord...........................................34
     16.03  Expenses.........................................................35
     16.04  Removal of Chattels..............................................35
     16.05  Waiver of Exemption from Distress................................35
     16.06  Landlord's Right to Cure the Tenant's
            Default or Perform the Tenant's Covenants........................36
     16.07  Remedies Generally...............................................36

ARTICLE XVII Miscellaneous...................................................36
     17.01  Rules and Regulations............................................36
     17.02  Overholding......................................................37
     17.03  Successors.......................................................37
     17.04  Tenant Partnership...............................................37
     17.05  Waiver...........................................................37
     17.06  Accord and Satisfaction..........................................37
     17.07  Notices..........................................................38
     17.08  Notices..........................................................38
     17.09  Quiet Enjoyment..................................................38


SCHEDULES AND APPENDICES


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THIS LEASE is dated the 14TH day of APRIL, 2000.

IN PURSUANCE OF THE SHORT FORMS OF LEASES ACT.

BETWEEN:

                             789542 ONTARIO LIMITED

                                (the "Landlord")

                                                               OF THE FIRST PART

                                      -and-

                               ASTRIS ENERGI INC.

                                 (the "Tenant")

                                                              OF THE SECOND PART

                                    ARTICLE I
                                   DEFINITIONS

1.01 In this Lease and the schedules forming part of it, the following definitions apply:

     (i) "Additional Rent" means the money or charges which the Tenant is required to pay under this Lease (except Minimum Rent) whether or not they are designated "Additional Rent" and whether they are payable to the Landlord or to third parties.

     (ii) "Architect" means the architect which the Landlord names from time to time.

     (iii) "Common Areas and Facilities" means those areas, facilities, utilities, Improvements, equipment and installations which, (a) are in the Project and from time to time, are not designated or intended by the Landlord to be leased to tenants of the Project, (b) although they are not in the Project, they serve or are for the benefit of the Project and are designated from time to time by the Landlord as part of the Common Areas and Facilities, or (c) are provided or designated from time to time by the Landlord for the use or benefit of the tenants in common with others entitled to their use or benefit, in the manner and for the purposes permitted by this Lease.

          Common Areas and Facilities includes but is not limited to the roof, exterior wall assemblies including weather walls, exterior and interior structural elements and bearing walls in the building or buildings and improvements comprising the Project, parking areas, the


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          entrances and exits, the structural elements, employee parking areas, access roads, truck courts, driveways, truckways, loading docks and related areas, sidewalks, landscaped areas, equipment, furniture, furnishings and fixtures, stairways, interior areas (which interior areas are referred to as the "Interior Common Areas" and include but are not limited to, corridors, tenant common washrooms, electrical, telephone, meter, mechanical, mail, storage and janitor rooms), fire prevention, security and communication systems, general signs, columns, pipes, electrical, plumbing, drainage, mechanical, and the other installations, equipment or services located in the Project or related to it as well as the structures housing them, and the HVAC System of the Project as defined in Schedule "D".

     (iv) "Indemnifier" means the Person who has executed or agreed to execute the Indemnity Agreement which is attached to this Lease as Appendix "A" (if there is such a Person).

     (v)  "Landlord" means the party of the First Part, and for the purpose of
          Section 10.04 includes the officers, servants, contractors and agents of the Landlord.

     (vi) "Leasable Premises" means those premises within the Project form time to time which are leased to tenants or which are designated by the Landlord for that purpose, and do not form part of the Common Areas and Facilities.

     (vii) "Leased Premises" means the premises leased to the Tenant and described in Section 3.01.

     (viii)"Minimum Rent" means the annual rent payable by the Tenant under
          Section 4.02.

     (ix) "Mortgagee" means any mortgagee or hypothecary creditor (including any trustee for bondholders) of the Project or any part of it.

     (x) "Person" if the context allows, includes any person, firm, partnership or corporation, or any group of persons, firms, partnerships, or corporations or any combination of them.

     (xi) "Project" means the lands described in Schedule "A" as those lands are altered, expanded, or reduced from time to time and any buildings, improvements, equipment and facilities erected on them or situated on or in them from time to time.

     (xii) "Proportionate Share" means a fraction which has as its numerator the Rentable Area of the Leased Premises, and as its denominator, the Rentable Area of the Project.

     (xiii)"Rent" means the Minimum Rent, and Additional Rent payable under this Lease.


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     (xiv) "Rentable Area of the Leased Premises" means the total area expressed in square feet determined by aggregating:

          (a) the floor area of the Leased Premises, measured from the exterior face of the exterior walls, doors and windows and the centre line of all interior walls separating the Leased Premises from adjoining Leasable Premises or Interior Common Areas with no deduction for space occupied by projections, structures, or columns, structural or non-structural, and

          (b) an attributed area (the "Attributed Area") being a fraction of the total floor areas of the Interior Common Areas (measured in accordance with subparagraph (a) above, as though they were Leasable Premises), which fraction has as its numerator the floor area of the Leased Premises determined in accordance with subparagraph (a) above and as its denominator the Rentable Area of the Project.

     (xv) "Rentable Area of the Project" means the total of the Rentable Areas of all Leasable Premises in the Project.

     (xvi) "Rental Year" means a period o time, the first Rental Year commencing on the first day of the Term, and ending on the last day of the month of April next following. After the first Rental Year each Rental Year consists of consecutive periods of twelve (12) calendar months, but the last Rental Year of the Term terminates on the expiration of the Term or earlier termination of this Lease, as the case may be.

          Despite what is stated above, if the Landlord considers it necessary or convenient, it may from time to time, by written notice to the Tenant, specify an annual date from which each subsequent Rental Year for the purposes of any of the Articles, Sections or other provisions of this Lease Is to commence, and , the Rental Year then current for that purpose or those purposes, will terminate on the day immediately preceding the commencement of the new Rental Year.

     (xvii)"Tenant" means the part of the Second Part and every Person mentioned as Tenant in this Lease. If there is more than one Tenant, any notice under this Lease may be given by or to any one of them and has the same force as if given by or to all of them. A reference to "Tenant" Includes, where the context allows (and in Section 10.05 the context allows), the servants, employees, agents, invitees and licensees of the Tenant and those over whom tike Tenant may reasonable be expected to exercise control.

                                   ARTICLE II
                            INTENT AND INTERPRETATION

2.01 Net Lease

     This Lease is a completely carefree net lease to the Landlord. Except as otherwise stated in this Lease, (i) the Landlord is not responsible for any costs, charges, or outlays of any nature whatsoever arising from or


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     relating to the Leased Premises, or the used and occupancy of them, or their contents or the business carried on in them, and (ii) the Tenant will pay all charges, impositions, costs and expenses of every nature relating to the Leased Premises.

2.02 Extended Meanings

     Use of the neuter singular pronoun to refer to the Landlord or the Tenant is considered a proper reference even though the Landlord or the Tenant is an individual, a partnership, a corporation, or a group of two or more individuals, partnerships or corporations. The necessary grammatical changes required to make the provisions of this Lease apply in the plural sense where there is more than one Landlord or Tenant and to either corporations, associations, partnerships, or individuals, males or females, will in all instances be assumed as though they were fully expressed.

2.03 Entire Agreement

     This Lease is comprised of the main body of this document, as well as the schedules and riders, if any, attached to it and the Rules and Regulations adopted and promulgated by the Landlord under Section 17.01 all of which set out every covenant, promise, agreement, condition and understanding between the Landlord and the Tenant concerning the Leased Premises and there are no covenants, promises, agreements, conditions or understandings, oral or written, between them other than those set out in this Lease. Except as may be expressly stated otherwise in this Lease, no subsequent alteration, amendment change or addition to this Lease will be binding upon the Landlord or the Tenant unless in writing and signed by the Tenant and the Landlord.

2.04 Governing Law

     This Lease will be construed in accordance with and governed by the laws of the Province of Ontario.

2.05 Time of the Essence

     Time is of the essence of this Lease and each part of it.

                                  ARTICLE III
                                 GRANT AND TERM

3.01 Leased Premises

     (a) The Landlord leases to the Tenant, and the Tenant leases from the Landlord, the premises, now or to be erected as part of the Project, which premises are presently designated as Unit No.'s 6, in Building No. 2175 DUNWIN DRIVE, MISSISSAUGA, ONTARIO, and have a Rental Area of 1,850 square feet.

     (b) The approximate location of the Leased Premises is shown outlined in red on the plan attached as Schedule "B". The Common Area and Facilities (including, but not limited to, the columns and walls which


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          form part of the Common Area and Facilities) which are within the space enclosed by the boundaries of the Leased Premises do not form part of the Leased Premises.

          The Tenant acknowledges that it has inspected and accepts the Leased Premises on an "as-is" basis, subject to completion of Landlord's Work as outlined in Schedule "E".

     (c)  The boundaries of the Leased Premises extend:

          (a) (i) to the Exterior face of all exterior walls, doors, and windows;

               (ii) to the Centre line of all Interior walls separating the
                    Leased Premises from adjoining Leasable Premises and Interior Common Areas, and

          (b) from the top surface of the structural subfloor to the bottom surface of the structural ceiling.

3.02 Use of Additional Areas

     The use and occupation by the Tenant of the Leased Premises includes the non-exclusive and non-transferable right or licence to use, subject to this Lease the Common Areas and Facilities in common with others entitled to do so, and for the purposes for which they are intended.

3.03 Commencement and Ending Date of Term

     The Tenant will have and hold the Leased Premises for and during the Term which will be, unless sooner terminated under other provisions of this Lease, the period of THREE (3) years, Commencing on the 1ST DAY OF MAY, 2000 (the "Commencement Date") and to be fully completed and ended on the 30TH day of APRIL, 2003 (the "Expiry Date"). SHOULD THE TENANT TAKE POSSESSION OF THE PREMISES PRIOR TO THE COMMENCEMENT DATE, HE SHALL BE ENTITLED TO HAVE THIS PERIOD OF TIME TOTALLY RENT FREE BUT SHALL BE RESPONSIBLE FOR ALL UTILITIES FROM THE DATE THAT HE ACTUALLY TAKES POSSESSION OF THE PREMISES.

3.04 Option to Renew

     Provided the Tenant has not been and is not in breach of the Offer to Lease or Lease document, the Tenant shall have an option to renew the Lease for a period of Three (3) years on the same terms and conditions, save and except rental and any further right of renewal. The rent during the renewal period shall be negotiated based on the fair market rental for comparable premises in the area and failing such agreement as determined by arbitration pursuant to the Arbitrations Act, Ontario. The Tenant shall give written notice to the Landlord no later than Three (3) months prior to the date of the expiry of the current term of its intention to exercise its option to renew.


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                                   ARTICLE IV
                                      RENT

4.01 Covenant to Pay

     The Tenant will pay Minimum Rent and Additional Rent as provided in this Lease.

4.02 Minimum Rent

     (a) The Tenant will pay, beginning on the Commencement Date, to the Landlord at the office of the Landlord or any other place designated by the Landlord, in Canadian money, without any previous demand and without any deduction, abatement (except as indicated in subparagraph
          (e) below and Section 12.01(a), or set-off, as Minimum Rent;

          (i) During the period from MAY 1, 2000 THROUGH MAY 31, 2000, the annual sum of ZERO ($0.00) payable in equal consecutive monthly installments of $0 each in advance on the first day of each calendar month during such period.

          (ii) During the period from JUNE 1, 2000 THROUGH TO APRIL 30, 2001, the annual sum of SEVENTEEN THOUSAND ONE HUNDRED DOLLARS ----00/000 ($17,100.00) payable in equal consecutive monthly installments of ONE THOUSAND FOUR HUNDRED TWENTY-FIVE DOLLARS ----00/00 ($1,425.00) each in advance on the first day of each calendar month during such period;

          (iii) During the period from MAY 1, 2001 TO APRIL 30, 2002, the annual sum of SEVENTEEN THOUSAND NINE HUNDRED FIFTY-FIVE DOLLARS ----00/00 ($17,955.00) payable in equal consecutive monthly installments of ONE THOUSAND FOUR HUNDRED NINETY-SIX DOLLARS ----25/00 ($1,496.25) each in advance on the first day of each calendar month during such period;

          (iv) During the period from MAY 1, 2002 THROUGH TO APRIL 30, 2003, the annual sum of EIGHTEEN THOUSAND EIGHT HUNDRED FIFTY-TWO DOLLARS ----72/00 ($18,852.72) payable in equal consecutive monthly installments of ONE THOUSAND FIVE HUNDRED SEVENTY-ONE DOLLARS ----06/00 ($1,571.06) each in advance on the first day of each calendar month during such period;

     (b) If the Commencement Date is on a day other than the first day of a calendar month, then the Tenant will pay, on the Commencement Date, a part of the Minimum Rent pro-rated on a per diem basis from the Commencement Date to the end of the month in which the Commencement Date occurs, based upon a period of three hundred and sixty-five (365) days.


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     (c)  The Tenant will deliver to the Landlord at the beginning of each
          Rental Year a series of monthly post-dated cheques for the Rental Year for the aggregate of the monthly payments of Minimum Rent and any payments of Additional Rent estimated by the Landlord in advance as well as any payments required by this Lease to be paid monthly in advance.

     (d) The Landlord acknowledges receipt of the sum of THREE THOUSAND TWO HUNDRED FIVE DOLLARS ----78/00 ($3,205.78) which represents a security deposit equal to the last month of the Term, the balance for application by the Landlord against payment of Rent for the first month of the Term. The Landlord may apply all or part of the amount retained for a security deposit as compensation for any loss or damage arising from the breach by the Tenant of any provision of this Lease. This right will not be construed to limit the Landlord's other rights under this Lease or at a law or to limit the amount recoverable by the Landlord for damages in respect of other breaches by the Tenants of this Lease. If the Landlord uses all or part of the Security Deposit as provided above, the Tenant will, upon notification of the Landlord pay to the Landlord the amount required to reimburse it for the amounts so applied. The Landlord will not be required to pay interest to the Tenant on any of the amounts paid to the Landlord or retained by it under this paragraph. The Landlord will refund the Security Deposit within thirty (30)days of the expiry of the Lease upon satisfactory inspection of the Leased Premises.

     (e) If construction of the Leased Premises or the Project is not completed by the Commencement Date or if on that date, a previous Tenant or occupant is overholding, and the Landlord is therefore unable to deliver vacant possession of the Leased Premises, the Landlord will exercise all its rights diligently in order to obtain completion of the construction and vacant possession, and the Rent payable under this Lease will abate until the Leased Premises are available for occupancy by the Tenant. The Landlord will not be liable to the Tenant for damages and this Lease will, subject to the abatement of Rent provided for in this paragraph, be in full force with no change to the Commencement Date or the Expiry Date.

     (f) If the Tenant fails to pay when it is due, Minimum Rent, Additional Rent, or any other amount payable by it under this Lease, the unpaid amount will bear interest at the rate of four (4%) percent per month pro-rated from the due date to the date of payment and subject to annual compounding.

                                   ARTICLE V
                                      TAXES

5.01 Taxes-Definition

     "Taxes" means all real property taxes, rates, duties and assessments (including local improvement taxes) impost charges or levied, wether general or special, that are levied, rated, charged or assessed against the Project or any part of it from time to time, (including, but not limited to, the Common Areas and Facilities) by any lawful taxing authority,


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     whether federal, provincial, municipal, school or otherwise and any taxes or other amounts which are imposed in lieu of, or in addition to, any such real property taxes whether of the foregoing character or not and whether in existence at the Commencement Date or not, and any such real property taxes levied or assessed against the Landlord on account of its ownership of the Project or its interest in it.

5.02 Taxes Payable by the Landlord

     The Landlord will pay all taxes which are levied, rated, charged or assessed against the Project or any part of it subject to Sections 5.03,
     5.04 and 6.02 of this Lease. However, the Landlord may defer payment of any such Taxes or defer compliance with any statute, law, by-law, if it diligently prosecutes any contest or appeal of those Taxes.

5.03 Taxes Payable by the Tenant

     The Tenant will pay as Additional Rent to the Landlord a share of the Taxes determined as follows:

     (a) the Tenant will pay the amount determined when the appropriate mill rate for Taxes is applied to the Assessment for the Leased Premises; "Assessment" in this Section 5.03 means the assessed value upon which business assessments are calculated, or would be calculated if a business were being conducted in the premises in respect of which the assessed value is determined;

     (b) the Tenant will also pay its Proportionate Share of any amounts determined by applying the appropriate mill rate for Taxes against any separate Assessments for the Common Areas and Facilities or any part of them, and

     (c) if there is not or if there ceases to be a separate Assessment for the Leased Premises or if there ceases to be a separate Assessment for any part of the Common Areas and Facilities for which there was one previously during the Term, the Landlord will determine what the separate Assessments would have been, having regard, to the extent possible, to the assessment principles and methods properly employed by the assessment authority having jurisdiction and the Landlord's determination will be considered to be that separate Assessment.

5.04 Business Taxes and Other Taxes of Tenant

     In addition to the Taxes payable by the Tenant under Section 5.03, the Tenant will pay as Additional Rent to the proper taxing authorities or to the Landlord, as it might direct, and will discharge in each Rental Year when they become due and payable, the following (collectively called "Business Taxes"), (i) all taxes, rates, duties, assessments and other charges that are levied, rated, charged or assessed against or in respect of the improvements, equipment and facilities of the Tenant on or in the Leased Premises or the Landlord on account of its ownership of them or its interest in them, and (ii) every tax and license fee which is levied, rated, charged, or assessed against or in respect of the business carried on in the Leased Premises or in respect of the use or occupancy of the Leased Premises by the Tenant, and every occupant of the Leased Premises, or against the Landlord on account of its ownership of or interest in the


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     Leased Premises whether the taxes, rates, duties, assessments or license fees are rated, charged or assessed by any federal, provincial, municipal, school or other body during the Term. If there are not separate bills provided for Business Taxes, the Tenant will pay its Proportionate Share of the Business Taxes or Taxes in the nature of Business Taxes levied, rated, charged or assessed on the Project.

5.05 Tenant's Responsibility

     The Tenant will, (a) upon request of the Landlord deliver to the Landlord for inspection, receipts for payment of all Taxes and Business Taxes payable by the Tenant, (b) promptly deliver to the Landlord by registered mail at least ten (10) days before the last day for appeal or contestation, notices of any Assessments or any Taxes or Business Taxes or other assessments received by the Tenant which relate to the Leased Premises, (c) furnish such other information in connection with any such Taxes and any such Business Taxes as the Landlord reasonably determines from time to time, (d) promptly deliver to the Landlord notice, by registered mail, of any appeal or contestation the Tenant intends to institute with respect to any Taxes or any Business Taxes and consult with and obtain the prior written approval of the Landlord to the appeal or contestation. If the Tenant obtains that approval, the Tenant will deliver to the Landlord whatever security for the payment of the Taxes and Business Taxes the Landlord considers advisable and the Tenant will diligently prosecute the appeal or contestation to a speedy resolution and will keep the Landlord informed of its progress from time to time. If the Tenant fails to five notice to the Landlord required in this subparagraph, then, without limiting the Landlord's other remedies, the Tenant will be responsible during the Term, for payment to the Landlord, the difference between the Taxes and Business Taxes which would have been payable as the result of the appeal or contestation not been made and the Taxes and Business Taxes payable as a result of the appeal or contestation, (e) the Tenant will indemnify the Landlord against all loss, cost, charges and expenses occasioned by or arising from all Taxes in respect of the Leased Premises and all Business Taxes and any taxes which may in future be levied in lieu of Taxes or Business Taxes or which may be assessed against any rentals payable under this Lease in Lieu of Taxes or Business Taxes, whether against the Landlord or the Tenant including but not limited to any increase occurring in Taxes or Business Taxes arising directly or indirectly out of any appeal or contestation of the Tenant of the Taxes or Business Taxes relating to the Leased Premises or the Project or any part of them. The Tenant will promptly deliver to the Landlord whatever security for any increase in Taxes and Business Taxes which the Landlord considers advisable.

5.06 Per Diem Adjustment

     If any Rental Year is less than twelve (12) calendar months, the Taxes that the Tenant is required to pay under Section 5.03 will be subject to a per diem adjustment on the basis of three hundred and sixty-five (365) days.

IT IS UNDERSTOOD THAT DURING THE INITIAL TERM OF THE LEASE ONLY, AND PROVIDING THE TENANT IS IN POSSESSION OF THE LEASED PREMISES, THE TENANT'S SHARE OF TAXES, DUE UNDER ARTICLE 5.01, 5.02 AND 5.04 SHALL BE INCLUDED IN RENTAL DUE UNDER
SECTION 4.02(A) OF THIS LEASE.

                                   ARTICLE VI
                     PROJECT AND COMMON AREA AND FACILITIES
                              - CONTROL AND PAYMENT

6.01 Control of the Project by the Landlord

     (a) The Landlord will control the management and operation of the Project. In its control management and operation of the Project the Landlord will have, among its other rights, the right to, (i) close all or any part of the Project to the extent which the Landlord's counsel advises is legally sufficient to prevent a dedication of or the accrual of any rights of any Person or the public in the Project, (ii) grant, modify and terminate easements and other agreements pertaining to the use and maintenance of all or any part of the Project, (iii) have the Project managed by such other person as the Landlord designates in writing from time to time, (iv) from time to time permit the Tenant to have the exclusive use of parts of the parking areas forming part of the Common Areas and Facilities and permit other tenants to have the exclusive use of parts of the parking areas, (v) from time to time change the area, level, location, arrangement or use of the Project, and construct additional buildings or facilities adjoining or proximate to the Project, (vii) expand, use or alter the Common Areas and Facilities including the parking areas and, with the consent of the Tenant, which consent will not be withheld unreasonably, relocate or rearrange the Leased Premises, and (viii) do whatever else, in the use of good business judgment the Landlord determines to be advisable for the more efficient and proper operation of the Project.

     (b) If as the result of the exercise by the Landlord of its rights set out in this Section 6.01, the Common Areas and Facilities are diminished or altered, the Landlord will not be subject to liability, nor will the Common Areas and Facilities to be considered constructive or actual eviction, or a breach of quiet enjoyment.

6.02 Tenant to Bear Proportionate Share of Expense

     (a) In each Rental Year, the Tenant will pay to the Landlord, as Additional Rent its Proportionate Share of the cost and expenses incurred in maintaining and operating the Project and the Common Areas and Facilities.

     (b) The costs and expenses mentioned in Section 6.02 (a), include, but are not limited to the aggregate, without duplication, of the costs and expenses of:

          (i) insuring (after deducting recoveries from tenants of the Project under clauses similar to Section 10.02 of the Lease) the Lands, buildings, improvements, equipment and other property in the Project and the Common Areas and Facilities from time to time owned or operated by the Landlord or for which the Landlord is legally liable, in the manner and form, with the companies, and with the coverage and the amounts which the Landlord, or the Mortgagee from time to time determines advisable;

          (ii) landscaping, cleaning, snow and ice removal, garbage and waste collection and disposal, lighting hydro, policing, security, supervision and traffic control and monies (including contributions and premium toward fringe benefits, unemployment and workmen's compensation insurance, pension plan contributions and similar premiums and contributions) paid to Persons, employed or retained by the Landlord to carry out the maintenance and operation of the Project;

          (iii) the costs of the rental of any equipment and signs, and the cost of building supplies used by the Landlord in the maintenance and operation of the Project and the Common Areas and Facilities;

          (iv) the cost, if any, of heating, ventilating and air-conditioning the Interior Common Areas;

          (v) all repairs (including major repairs) and replacements to and maintenance and operation of the Project and the Common Areas and Facilities, and the systems, facilities and equipment serving the project and the Common Areas and Facilities except for the cost of repairing or replacing any inherent structural defects or weaknesses;

          (vi) and administration fee of 15% of the total of the costs as set out above;

          (vii) all Business Taxes and other taxes, if any, from time to time payable by the Landlord with respect to the Common Areas and Facilities and all Taxes which may be applicable or allocated by the Landlord to the Common Areas and Facilities;

          (viii) all Capital Tax as it relates to or is attributed by the Landlord to the Project; Capital Tax is an amount imputed by the Landlord to the Project in respect of taxes, rates, duties and assessments presently or hereafter levied, rated, charged or assessed from time to time upon the Landlord and payable by the Landlord (or by any corporation acting on behalf of the Landlord) on account of its Capital. Capital Tax shall be imputed (1) as if the amount of such tax were that amount due if the Project were the only property of the Landlord, and (2) on the basis of the Landlord's determination of the amount of capital attributable to the Project. Capital Tax also means the amount of any capital or place of business tax levied by any government or other applicable taxing authority against the Landlord with respect to the Project whether known as Capital Tax or by any other name.

6.03 Estimated Costs

     (a) The amounts payable by the Tenant under Section 5.03 and Article VI may be estimated by the Landlord for whatever period the Landlord determines from time to time, and the Tenant will pay to the Landlord the Tenant's share or the Tenant's Proportionate Share, as the case may be, as so estimated, of the amounts in monthly instalments in advance during that period as Additional Rent. If the Landlord revises an estimated amount the Tenant will, within five (5) days of being notified, provide to the Landlord a series of post-dated cheques for the remaining months of the Rental Year in substitution of the post-dated cheques which the Tenant was previously required to provide to the Landlord and the Landlord will, upon receiving the substitute cheques, return to the Tenant those which the Landlord previously held. As soon as bills for all or any part of those estimated amounts are received, the Landlord may bill the Tenant for the Tenant's share or Proportionate Share as the case may be, and the Tenant will pay the Landlord the amounts so billed, (less the amounts previously paid by the Tenant on the basis of the Landlord's estimate as provided above) as Additional Rent on demand.

     (b) Within a reasonable period after the end of the period for which the estimated payments have been made, the Landlord will deliver to the Tenant, (i) a statement of the amounts and costs referred to in
          Section 5.03 together with a statement of the Tenant's share of such amounts and costs, and (ii) a statement of the costs and expenses referred to in Article VI together with a statement of the Tenant's Proportionate Share of those costs and expenses, and if necessary an adjustment will be made between the parties in accordance with subparagraph (c) below.

     (c) If the Tenant has paid in excess of the amounts due the excess will be refunded by the Landlord within a reasonable period after the deliver of the statement or, at the Landlord's option, credited against the next payment of Minimum Rent and Additional Rent payable by the Tenant. If the amount the Tenant has paid is less that the amounts due, the Tenant will pay the additional amounts with the next monthly payment of Minimum Rent. If any Rental Year is greater or less than the period determined by the Landlord as provided above, the Tenant's Proportionated Share will be adjusted on a per diem pro rata basis.

IT IS UNDERSTOOD THAT DURING THE INITIAL TERM OF THE LEASE ONLY, AND PROVIDING THE TENANT IS IN POSSESSION OF THE LEASED PREMISES, THE TENANT'S SHARE OF OPERATING COSTS, DUE UNDER ARTICLE 6.01 AND 6.02 SHALL BE INCLUDED IN RENTAL DUE UNDER SECTION 4.02 (A) OF THIS LEASE.

                                   ARTICLE VII
                                    UTILITIES

7.01 Charges for Utilities

     (a) The Tenant will be responsible for and will promptly pay in the manner provided below, as a charge (the "Charge") with respect to the Leased

          Premises the aggregate, without duplication, of (i) the total cost of supplying utilities (the "Utilities") such as for example, water, fuel, power and telephone used or consumed in or with respect of the Leased Premises, (ii) the cost of any charges levied or assessed in lieu of or in addition to the Utilities as determined by the Landlord, and (iii) to the extent that Utilities are provided by the Landlord, the costs incurred by the Landlord in determining or allocating the Charge or determining the Utilities including, but not limited to, professional, engineering and consulting fees and an administration fee of 15% of the total costs mentioned in this Section 7.01(a).

     (b)  The following conditions apply to the Charge:

          (i) the Tenant will enter into those contracts or other arrangements in connection with the Utilities which the landlord requests it to and will pay whatever deposits or other amounts are payable under those contracts or other arrangements.

          (ii) if the Landlord elects, for the more efficient operation of the Project, or is required by municipal authorities or the suppliers of the Utilities to supply the Utilities or any of them for the Project, the Tenant will purchase the Utilities from the Landlord and pay for the Utilities as Additional Rent immediately on demand by the Landlord at rates which do not exceed appropriate rates for the Utilities, if applicable;

          (iii) the Tenant will pay to the Landlord, as Additional Rent, the Charge in monthly instalments in advance based on estimates by the Landlord and subject to adjustment by the Landlord within a reasonable time after the end of the period in respect of which the estimate has been made;

          (iv) if required by the Landlord, the Tenant will install its own separate check meter for the Leased Premises at its own expense and in a location designated by the Landlord, and

          (v) the Landlord will determine the charge applicable to the Leased Premises by allocating the Utilities for the Project among the several components of the Project, including the Common Areas and Facilities, and Leasable Premises, acting on the advice of a qualified engineer using as a basis, but not limited to, (1) check meters installed in the Common Areas and Facilities and Leasable Premises, (2) the relevant rates of demand and consumption, and (3) the connected loads of the Common Areas and Facilities, and the Leasable Premises for which there are no check meters.

     (c) The Landlord is not liable for, nor does it have any obligation with respect to an interruption or cessation of or a failure in the supply of any Utilities, services or systems, in, to, or serving the Project or the Leased Premises, whether supplied by the Landlord or others.

                                  ARTICLE VIII
                                      HVAC

8.01 Heating, Ventilating and Air-Conditioning

     (a) The Tenant will operate and regulate the heating, ventilating and air-conditioning equipment serving the Leased Premises in order to maintain reasonable conditions of temperature and humidity within the Leased Premises. The Tenant will comply with the stipulations and with the Rules and Regulations of the Landlord pertaining to the operation and regulation of that equipment.

     (b) The Tenant will pay to the Landlord, as Additional Rent, the charges described in Schedule "D" of this Lease.

IT IS UNDERSTOOD THAT DURING THE INITIAL TERM OF THE LEASE ONLY, AND PROVIDING THE TENANT IS IN POSSESSION OF THE LEASED PREMISES, THE TENANT'S SHARE OF HVAC, DUE UNDER ARTICLE 8.01 SHALL BE INCLUDED IN RENTAL DUE UNDER SECTION 4.02(A) OF THIS LEASE.

                                   ARTICLE IX
                           USE OF THE LEASED PREMISES

9.01 Use of the Leased Premises

     The Tenant will use the Leased Premises solely for the purpose of STORAGE AND FUEL CELL DEVELOPMENT AND SALES, LIKE PRODUCTS OFFICE USES and will not use or permit, the use of the Leased Premises or any part of them, for any other purpose.

9.02 Conduct of Business

     The Tenant will, throughout the Term, occupy the Leased Premises and conduct, in the whole of the Leased Premises, continuously actively the business set out in Section 9.01.

9.03 Nuisance and Waste

     (a) The Tenant will not commit any waste upon, or damage to the Leased Premises or any nuisance or other act or thing which disturbs the enjoyment of any other Tenant in or occupant of premises in the Project and will nor perform any acts or carry on any practices which may damage the Project. The Tenant will not permit any odours, vapours, steam, water, vibrations, noises or other undesirable effects to emanate from the Leased Premises or any equipment or installation in them which, in the Landlord's opinion, are objectionable nor will the Tenant cause any interference with the safety, comfort, or convenience of the Landlord or any occupants of the Project, their customers or invitees.

     (b) The Tenant will not do or permit, any act in or about the Common Areas or Facilities or the Project which in the Landlord's opinion hinders or interrupts the flow of traffic to, in and from the Project and the

          Tenant will not do, nor will it permit anything to be done which, in the Landlord's opinion obstructs the free movement of Persons doing business in the Project.

9.04 Energy Conservation

     (a) The Tenant will, at its costs, (1) comply with all laws, by-laws, regulations and orders relating to the conservation of energy affecting the Project or the Leases Premises, and (2) comply with all reasonable requests and demands of the Landlord made with a view to energy conservation.

     (b) The costs or expenses incurred by the Landlord in installing energy conservation equipment and systems, to the extent they apply to or are apportioned to the Project by the Landlord, will be included in the Landlord's costs and expenses of maintaining and operating the Project and the Common Areas and Facilities for the purposes of
            Section 6.02.

9.05 Observance of Law

     The Tenant will at its expense, and subject to Sections 10.01 and 10.02, promptly, (a) comply with the requirements of all governmental authorities, including, federal, provincial and municipal legislative enactments, by-laws and other regulations now or subsequently in force which pertain to the Leased Premises, the Tenant's use of the Leased Premises, or the conduct of any business in the Leased Premises, or the making of any repairs, replacements, alterations or changes to the Leased Premises, and
     (b) comply with the police, fire and sanitary regulations imposed by any governmental authorities or made by fire insurance underwriters, and (c) carry out all modifications or changes to the Leased Premises and the Tenant's conduct of business in or use of the Leased Premises which are required by any of those authorities.

                                   ARTICLE X
                             INSURANCE AND INDEMNITY

10.01 Tenant's Insurance

     (a) The Tenant will, throughout the Term, at its expense, take out and maintain, in the names of the Tenant, the Landlord, and the Mortgagee as their respective interests may appear, the following insurance:

          (i) insurance upon all property owned by the Tenant or for which the Tenant is legally liable, or which is installed by or on behalf of the Tenant, and which is located within the Project including, but not limited to, fittings, installations, alterations, additions, partitions, trade fixtures, fixtures and anything in the nature of a leasehold improvement as well as the Tenant's stock-in-trade, furniture and personal property, in an amount of at least ninety (90%) percent of the full replacement cost with coverage against at least the perils of fire and standard extended coverage, including sprinkler leakages (where applicable), earthquake, flood and collapse. If there is a dispute as to the amount which comprises full replacement costs, the decision of the Landlord will be conclusive;

          (ii) broad form boiler and machinery insurance on a blanket repair and replacement basis with limits for each accident in an amount of at least ninety (90%) percent of the full replacement cost of all leasehold improvements and of all boilers, pressure vessels, heating and air-conditioning equipment and miscellaneous electrical apparatus owned or operated by the Tenant in the Leased Premises or relating to or serving the Leased Premises; (it being understood, however, that the Tenant is not required to take out or maintain insurance on any part of the HVAC System of the Project);

          (iii) business interruption insurance in an amount which will reimburse the Tenant for direct or indirect loss of earnings attributable to all perils insured against in Section 10.01 (a)
               (i) and Section 10.01 (a) (ii) and other perils commonly insured against by prudent tenants or attributable to prevention of access to the Leased Premises or the Project as the result of such perils;

          (iv) comprehensive general liability insurance including personal injury liability, contractual liability, non-owned automobile liability, employer's liability and owners' and contractors' protective insurance coverage with respect to the Leased Premises and the Tenant's use the Common Areas and Facilities, coverage to include the activities and operations conducted by the Tenant and any other Persons on the Leased Premises, and by the Tenant and any other Person performing work on behalf of the Tenant and those for whom the Tenant and any other Person performing work on behalf of the Tenant and those for whom the Tenant is in law responsible in any other part of the Project. Such policies shall
               (1) be written on a comprehensive basis with inclusive basis with inclusive limits of not less than $2,000,000.00 for bodily injury to any one or more Persons, or property damage, and such higher limits as the Landlord, acting reasonably, or the Mortgagee requires from time to time; and (2) contain a severability of interests clause and a cross-liability clause;

          (v) tenant's legal liability insurance for the actual cash value of the Leased Premises, including loss of use thereof;

          (vi) standard owner's form automobile policy providing third party liability insurance with $1,000 000.00 inclusive limits, and accident benefits insurance, covering all licensed vehicles owned or operated by or on behalf of the Tenant; and

          (vii) any other form of insurance as the Tenant or the Landlord, acting reasonably, or the Mortgagee requires from time to time in form, in amounts and for insurance risks against which a prudent tenant would insure.

     (b)  The policies mentioned in Sections 10.01 (a) (i), 10.01 (a) (ii) and
          10.01 (a) (iii) will contain the Mortgagee's standard mortgage clause and the policies mentioned in Sections 10.01 (a) (i), 10.01 (a) (ii),
          10.01 (a) (iii) and 10.01 (a) (iv) will contain a waiver of any subrogation rights which the Tenant's insurers may have against the Landlord and against those for whom the Landlord is in law responsible, whether the damage is caused by the act, omission or negligence of the Landlord or those for whom the Landlord in is law responsible.

     (c) All policies, (i) will be taken out with insurers acceptable to the Landlord, (ii) will be in a form satisfactory from time to time to the Landlord, (iii) will be non-contributing with, and will apply only as primary and not as excess to any other insurance available to the Landlord or the Mortgagee, and (iv) will no be invalidated as respects the interests of the Landlord and of the Mortgagee by reason of any breach or violation or any warranties, representations, declarations or conditions contained in the policies. All policies will contain and undertaking by the Insurers to notify the Landlord and the Mortgagee in writing by registered mail at least thirty (30) days before any material change, cancellation or termination of them.

     (d) Certificates of insurance on the Landlord's standard form or, if required by the Landlord or the Mortgagee, certified copies of each of the insurance policies will be delivered to the Landlord as soon as possible after the placing of the required insurance but in any case before the Tenant obtains possession or use of the Leased Premises for any purpose. Each certificate will contain an acknowledgement, to be signed by the Tenants insurers, that the insurers have read this Lease including Articles X and XII and that they agree to the terms of this Lease. No review or approval of any Insurance certificate by the Landlord derogates from or diminishes the Landlord's rights or the Tenant's obligations in this Lease including, but not limited to, those contained in this Article X.

     (e) If the Tenant fails to take out or keep in force any insurance referred to in this Section 10.01, or should any of that insurance not be approved by either the Landlord or the Mortgagee, and should the Tenant not commence to diligently rectify (and afterwards to proceed diligently to rectify) the situation within forty-eight (48) hours after written notice by the Landlord to the Tenant (stating if the Landlord or the Mortgagee does not approve of the insurance, the reasons) the Landlord may, without assuming any obligation in connection with its doing so, effect the insurance at the Tenant's cost and all costs and expenses of the Landlord will be immediately paid by the Tenant to the Landlord as Additional Rent on the first day of the next month following the payment by the Landlord together with a fee of fifteen (15%) percent representing the Landlord's overhead. This right is without prejudice to the other rights and remedies of the Landlord under this Lease.

10.02 Increase in Insurance Premiums

     The Tenant will comply promptly with all requirements of the Insurer's Advisory Organization and of each insurer pertaining to the Leased Premises or the Project. If the occupancy of the Leased Premises, the conduct of business in the Leased Premises, or any acts or omissions of the Tenant in the Project or any part of it cause an increase in premiums for the insurance carried from time to time by the Landlord on the Project, the Tenant will pay the increase as Additional Rent immediately after invoices for the additional premiums are rendered by the Landlord.

10.03 Cancellation of Insurance

     if any insurance policy on the Project or any part of it is cancelled or threatened by the insurer to be cancelled, or if the coverage under it is reduced in any way by the insurer because of the use or occupation of any part of the Leased Premises by the Tenant or by any occupant of the Leased Premises, and if the Tenant fails to remedy the condition giving rise to the cancellation, threatened cancellation or reduction of coverage within forty-eight (48) hours after notice by the Landlord, the Landlord may, either (a) re-enter and take possession of the Leased Premises immediately by leaving upon the Leased Premises a notice of its intention to do so upon which the Landlord will have the same rights and remedies as are contained in Article XVI, or (b) enter upon the Leased Premises and remedy the condition giving rise to the cancellation, threatened cancellation or reduction of coverage, and the Tenant will immediately pay the costs and expenses to the Landlord, together with a fee of fifteen (15%) percent of such costs and expenses representing the Landlord's overhead, which costs and expenses may be collected by the Landlord as Additional Rent and the Landlord will not be liable for any damage or injury caused to any property of the Tenant or others located on the Leased Premises as the result of the entry. Such an entry by the Landlord is not a re-entry or a breach of any covenant for quiet enjoyment.

10.04 Loss or Damage

     The Landlord will not be liable for any death or injury from or out of any occurrence in, upon, at, or relating to the Project, or damage to property of the Tenant or of others located on the Leased Premises, nor will it be responsible for any loss of or damage to any property of the Tenant or others from any cause whatsoever, whether or not the death, injury, loss or damage results from the negligence of the Landlord, its servants, employees, agents or other Persons for whom it may, in law be responsible. Without limiting the general nature of the previous sentence, the Landlord will not be liable for any injury or damage to Person, or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain, flood, snow or leaks from any part of the Leased Premises or from the pipes, appliances, plumbing works, rood, or subsurface of any floor or ceiling or from the street or any other place, or by dampness or by any other cause whatsoever. The Landlord will not be liable for any damage caused by other tenants or Persons in the Project or by occupants of adjacent property, or the public, or caused by construction or by any private, public or quasi public work. All of the property of the Tenant kept or stored on the Leased Premises will be kept or stored at the risk of the Tenant only, and the Tenant will indemnify the Landlord and save it harmless from any claims arising out of any damages to that property including, but not limited to, any subrogation claims by the Tenant's Insurers.

10.05 Landlord's Insurance

     The Landlord will carry:

     (a) insurance on the Project (excluding foundations and excavations) and the machinery, boilers, and equipment contained in it and owned by the Landlord (excluding any property with respect to which the Tenant or other occupants are required to insure under Section 10.01 or similar Sections of their respective leases) against damage by fire and extended perils coverage in those reasonable amounts and with those reasonable reductions that would be carried by a prudent owner of a reasonably similar Project, having regard to size, age and location;

     (b) public liability and property damage insurance with respect to the Landlord's operations in the Project, in those reasonable amounts and with those reasonable deductions that would be carried by a prudent owner of a reasonably similar Project, having regard to size, age and location, and

     (c) those other forms of insurance which the Landlord or the Mortgagee considers advisable. Despite this Section 10.05, and regardless of any contribution by the Tenant to the sorts of insurance premiums, (i) the Tenant is not relieved of any liability arising from or contributed to by its negligence or its wilful acts or omissions, and (ii) no insurable interest is conferred upon the Tenant has no right to receive any proceeds of any such insurance policies.

10.06 Indemnification of the Landlord

     Despite anything else in this Lease, including, but not limited to Section 11.03, Section 10.05 and Section 6.02 (b) (i), the Tenant will indemnify the Landlord and save it harmless from and against any and all loss (including loss of Rent, payable by the Tenant under this Lease) claims, actions, damages, liability and expenses in connection with loss of life, personal injury, damage to property or any other loss or injury whatsoever arising from or out of this Lease, or any occurrence in, upon or at the Leased Premises, or the occupancy or sue by the Tenant of the Leased Premises, or any part of them, or occasioned wholly or in part by any act or omission of the Tenant or by anyone permitted to be on the Leased Premises by the Tenant. If the Landlord, without fault on its part, is made a party to any litigation commenced by or against the Tenant, then the Tenant will protect, indemnify and hold the Landlord harmless and will pay all costs, expenses and reasonable legal fees incurred or paid by the Landlord in connection with that litigation. The Tenant will also pay all costs, expenses, and legal fees (on a solicitor and his client basis) that may be incurred or paid by the Landlord in enforcing the terms, covenants and conditions in this Lease, unless a court decides otherwise.

                                   ARTICLE XI
                      MAINTENANCE, REPAIRS AND ALTERATIONS

11.01 Maintenance and Repairs by the Tenant

     The Tenant will, throughout the Term, at is sole cost keep in first class condition, as required by the Landlord, and will (subject to Sections 11.02 and 11.03) make, with due diligence and dispatch, the needed repairs and replacements to the following:

     (i) the whole of the Leased Premises including, but not limited to entrances, all the glass, the windows and doors as well as their frames and mouldings;

     (ii) all signs (both interior and exterior), partitions, and fixtures located in or upon the Leased Premises, and

     (iii) all equipment and improvements in or benefiting the Leased Premises (including but not limited to lighting, wiring, plumbing, plumbing fixtures and equipment, and that part of the heating, ventilating and air-conditioning distribution systems contained within the boundaries of the Leased Premises). For clarity, it is stated here that the heating, ventilating and air-conditioning units, and related machinery do from part of the heating, ventilating and air-conditioning distribution systems mentioned above.

11.02 Landlord's Approval of the Tenant's Work

     (a) The Tenant will not make any repairs, alterations, replacements, decorations or improvements (collectively called the "Work") to the Leased Premises without first obtaining the Landlord's written approval. The Tenant will submit to the Landlord, (i) details of the proposed Work including drawings and specifications, (ii) whatever indemnification against liens, costs, damages and expenses the Landlord requires, and (iii) evidence that the Tenant has obtained the necessary consents, permits, licenses and inspections from the governmental authorities having jurisdiction. The Work will be performed, (1) at the Tenant's sole cost, (2) by competent workmen whose labour union affiliations are compatible with others employed by the Landlord and its contractors, (3) in a good and workmanlike manner, (4) in accordance with the drawings and specifications approved by the Landlord, and (S) subject to the reasonable restrictions imposed by the Landlord.

     (b) Despite anything else in this Lease, if maintenance or Work on the Leased Premises or any improvements installed by or on behalf of the Tenant for the benefit of the Leased Premises, (i) affect the structure of the Leased Premises, (ii) is to be done outside of the Leased Premises, or (iii) is to be done within the Leased Premises but on part of the Common Areas and Facilities, the maintenance or


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


          Work will be performed only by the Landlord but at the Tenant's expense. Upon completion of the maintenance or Work including the fees of any architectural or other consultants plus a sum equal to fifteen (15%) percent of the total costs representing the Landlord's overhead and the payment will be made as Additional Rent on demand.

11.03 Maintenance and Repairs by the Landlord

     (a) Subject to Article XII, the Landlord will maintain and repair the structural elements of the Project and the Tenant will pay its Proportionate Share of the costs (except for the costs of repairing or replacing inherent structural defects or weaknesses) in accordance with Sections 6.02 (b). However, if the Landlord is required, due to the business carried on by the Tenant, to perform the maintenance and repairs or replacements because of laws or other requirements of governmental authorities having jurisdiction or because of the act, omission, neglect or default of the Tenant, or those for whom the Tenant is in law responsible, the Tenant will pay for the total cost of the maintenance, repairs or replacements together with a sum equal to fifteen (15%) percent of the total costs representing the Landlord's overhead and the payment will be due and payable as Additional Rent on demand.

11.04 Repair on Notice

     In addition to the Tenant's obligations under Section 11.01, the Tenant will effect the maintenance and Work referred to in that Section in accordance with notice from the Landlord but failure to give the notice does not relieve the Tenant from its obligations under Section 11.01.

11.05 Surrender of the Leased Premises

     On the expiry or earlier termination of the Term, the Tenant will peaceably surrender the Leased Premises to the Landlord in first class condition; will deliver all the keys for the Leased Premises to the Landlord at the place then fixed for the payment of rent and will inform the Landlord of all combinations of locks, safes and vaults, if any in the Leased Premises. The Tenant will also remove its trade fixtures, any alterations or improvements which the Landlord requests it to remove before surrendering the Leased Premises, and will immediately repair any damage to the Leased Premises caused in the removal. This obligation survives the expiration of the Term or earlier termination of this Lease.

11.06 Repair where Tenant at Fault

     Despite anything else in this Lease, including but not limited to Section 11.03, Section 10.05 and Section 6.02 (b), if the Project or any part of it or the Common Areas and Facilities or any part of them, require repair or replacement because of the acts of the Tenant (negligent or otherwise) the costs together with the sum equal to fifteen (15%) percent of that cost representing the Landlord's overhead will be paid by the Tenant to the Landlord as Additional Rent on demand.

11.07 Tenant not to overload floors or other facilities

     The Tenant will not install any equipment which overloads the capacity of any utility, electrical or mechanical facilities in the Leased Premises or which the Landlord does not approve of and the Tenant will not bring upon the Leased Premises any machinery, equipment or thing which might, in the opinion of the Landlord damage the Leased Premises or the Project.

11.08 Removal and Restoration by the Tenant

     (a) The alterations, decorations, additions and improvements made by the Tenant, or made by the Landlord on the Tenant's behalf, immediately become the property of the Landlord and will not be removed from the Leased Premises except that, (i) the Tenant may, during the Term, in the usual course of its business, and with the prior written consent of the Landlord, remove any trade fixtures which it installed, but only if they have become excess for the Tenant's purposes or the Tenant is substituting new and similar trade fixtures, and the Tenant is not in default under this Lease, and (ii) the Tenant will, at the expiration of the Term, at its costs, remove all the trade fixtures installed in the Leased Premises and those leasehold improvements and fixtures installed in the Leased Premises which the Landlord requires to be removed.

     (b) Upon the removal, in accordance with subparagraph (a) above, of the trade fixtures, leasehold improvements and fixtures installed in the Leased Premises, title to them will revert to the Tenant.

     (c) To avoid doubt, it is stated here that the Tenant's trade fixtures do not include any, (i) heating ventilating or air-conditioning systems, facilities and equipment in or serving the Leased Premises, (ii) floor coverings, ceilings, partitioning, draperies, (iii) light fixtures,
          (iv) washroom fixtures and hot water tank, (v) electrical house service including transformer, (vi) internal stairways, (vii) show windows and doors, and (viii) signs, all of which are leasehold improvements.

11.09 Notice by the Tenant

     The Tenant will, when it becomes aware of it, or when the Tenant, acting reasonably, should have become aware of it, notify the Landlord of any damage to, or deficiency or defect in the Project, including the Leased Premises, and any equipment or utility systems, or installations located in it, whether or not the Landlord has obligations to repair the damage, or remedy the deficiency or defect.

11.10 Liens

     The Tenant will promptly pay its contractors, materialmen, suppliers and workmen and will do everything necessary to ensure that no lien is registered against the Property or any part of it, or against the Landlord's interest in the Project, or against the Tenant's interest in the Leased Premises, and if such a lien is made, filed, or registered, the

     Tenant will discharge it or cause it to be discharged immediately at the Tenant's expense. If the Tenant fails to complete this obligation, the Landlord, in addition to its other remedies, may, but will not be required to, discharge the lien by paying the amount claimed into court or directly to the Lien claimant and the amount so paid together with the costs and expenses including solicitors fees (on a solicitor and his client basis) and a fee of fifteen (15%) percent of such costs and expenses representing the Landlord's overhead, will be payable as Additional Rent on demand.

11.11 Signs and Advertising

     The Tenant will not paint, affix, or display any sign, picture, advertisement, notice, lettering or decoration on any part of the exterior of or in any part of the Leased Premises which is visible from the exterior of the Leased Premises, without, in each case, the prior written approval of the Landlord. All signs erected by the Tenant will be of uniform size, lettering and location as the signs of the other tenants in the Project. If the Landlord establishes a policy for the tenants of the Project, then the Landlord will be entitled to erect all of the signs and other advertising material in or on the Project advertising the respective tenants business operations. The cost of the sign and the install f it will be paid by the Tenant.

11.12 Pest Extermination

     The Tenant will engage for the Leased Premises at its cost, whatever pest extermination contractor the Landlord directs and at the intervals which the Landlord requires.

11.13 Excess Waste or Garbage

     If the Landlord determines that the Tenant's use of the Leased Premises results in amounts of waste or garbage substantially in excess of that resulting from the use by the other occupants of Leasable Premises, the Landlord may, at the Tenant's sole expense, make or require the Tenant to make special arrangements for removal and disposal of waste or garbage at the Tenant's sole expense.

                                  ARTICLE XII
                    DAMAGE AND DESTRUCTION AND EXPROPRIATION

12.01 Destruction of the Leased Premises

     (a) If the Leased Premises are destroyed or damaged (including, but not limited to, smoke and water damage) as a result of a peril required to be insured against by the Landlord under Section 10.05 or otherwise insured against by the Landlord, and not caused by the Tenant, the following provisions apply;

          (i) if the Leased Premises are rendered partly untenantable, then, subject to Section 12.02 (a), the Landlord will do the Landlord's Work and Minimum Rent (but not Additional Rent) will abate proportionately to the part of the Leased Premises rendered untenantable from the date of the damage or destruction until the Landlord has completed the Landlord's Work; "Landlord's Work" in this Article XII means the reconstruction or repair of the floor, walls and roof of the Leased Premises to the extent which the Architect determines is necessary to enable the Tenant to do the repairs and replacements described in Section 11.01 (a).

          (ii) if the Leased premises are rendered wholly untenantable, the Landlord will, subject to Section 12.02 (a), complete the Landlord's Work and Minimum Rent (but not Additional Rent) will abate completely from the date of the damage or destruction until the Landlord's Work is completed, and

          (iii) if the Leased Premises are not rendered untenantable in whole or in part, there will be no abatement of rent subject to Section
               12.02 (a) the Landlord will complete the Landlord's Work.

     (b) When the Landlord notifies the Tenant that the Landlord's Work has been substantially completed, the Tenant will complete all work other than the Landlord's Work required to fully restore the Leased Premises and will reopen the Leased Premises to the public for business fully fixtured, on the earliest date possible but in any case at lease as early as thirty (30) days after notice that the Landlord's Work is substantially completed. The Tenant acknowledges that the Landlord is not required to rebuild or restore the Leased Premises to the same condition as existed before the damage or destruction.

12.02 Destruction of the Project

     (a) Despite anything else in this Lease, if twenty-five (25%) percent of the Rentable Area of the Project is damaged or destroyed or becomes unfit for occupancy or unsafe (including, but not limited to smoke and water damage), then, whether or not the Leased Premises are damaged or destroyed, the Landlord may, within ninety (90) days following the occurrence, terminate this Lease by notice in writing to the Tenant with termination to be effective on the thirtieth (30th) day after the notice is given. Minimum Rent and Additional Rent will be due and payable without abatement until the effective date of the termination, unless the Leased Premises have been destroyed or damaged in which case Minimum Rent will abate as provided in Section 12.01 (a) above.

     (b) If the Landlord does not elect to terminate this Lease in accordance with Section 12.01 (a), the Landlord will reconstruct or repair, if necessary, that part of the Project immediately adjacent to the Leased Premises, but only to the extent of the Landlord's responsibilities under the leases for the Leasable Premises. If the Landlord reconstructs or rebuilds the Project or any part of it, the Landlord may use plans and specifications and working drawings other than those used in the original construction of the Project or any part of it.

12.03 Expropriation

     (a) The Landlord and the Tenant will co-operate with each other in respect of any expropriation of any part of the Leased Premises or the Project so that each receives the maximum award for which they are respectively entitled. If part of the Project (other than the Leased Premises) is expropriated, the full proceeds accruing or awarded, will belong solely to the Landlord and the Tenant will assign to the Landlord any rights which it may have or acquire in respect of those proceeds and will not execute the documents which in the Landlord's opinion may be necessary to give effect to this intention.

     (b) If more than fifty (50%) percent of the Rentable Area of the Project or more than fifty (50%) percent of the Common Areas and Facilities is expropriated, or if reasonable access to the Leased Premises is materially and adversely affected by the expropriation then the Landlord may terminate this Lease as of the date the expropriated interest vests in the expropriating authority and the Tenant will have no claim against the Landlord for the value of any expired Term or for any damages otherwise. If the Landlord does not terminate this Lease as provided above, there will not be any reduction or abatement of Rent but if any part of the Leased Premises is expropriated and the Rentable Area of the Leased Premises is reduced, that reduced Rentable Area will be adjusted for the purposes of Minimum Rent and Additional Rent.

12.04 Architect's Certificate

     The certificate of the Architect binds the parties as to each of the matters for determination under this Article.

                                  ARTICLE XIII
               ASSIGNMENT, SUBLETTING, PARTING WITH POSSESSION AND
                                CORPORATE CONTROL

13.01 Consent Required

     (a) The Tenant will not assign this Lease in whole or in part, nor sublet all or any part of the Leased Premises, nor mortgage or encumber this Lease or the Leased Premises or any part of them nor will it permit the occupation of, or part with or share possession of all or any part of the Leased Premises by any Person (all of which transactions are referred to in this Article XIII as "Transfers") without the prior written consent of the Landlord in each instance, which consent, subject to Section 13.01 (b) will not be unreasonably withheld. The consent by the Landlord to any Transfer, will not constitute a waiver of the necessity for the Landlord's consent to any subsequent or other Transfer. This restriction on Transfers applies also to any Transfer by operation of law and no Transfer will be considered to take place by reason of the failure by the Landlord to give notice to the Tenant within thirty (30) days as is required by Section 13.02.

     (b) Despite Section 23 of The Landlord and Tenant Act of Ontario, or any statute passed to take the place of or to amend that Act, the Landlord will rot be considered to be unreasonably withholding its consent, and may, whether or not it would otherwise be considered unreasonable,


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


          refuse to give its consent if Its reason or reasons for doing so is or are based upon all or any of the following factors:

          (i)  any factor which a court of law would consider to be reasonable;

          (ii) whether the transferee has a good credit rating, Is of substantial means, Is capable of financing its acquisition of the Tenant's business and the Lease on terms and conditions at least as favourable as those originally obtained by the Tenant and whether the transferee has a history of successful business operations in the business conducted on the Leased Premises;

          (iii) whether the transferee or any partnership of which the transferee was a member at the time or a corporation (other than one described in Section 13.04 (b) of which the Tenant at the time was a shareholder, has become bankrupt or insolvent or has defaulted (other than by a minor technical default) under the terms or any lease for commercial or office premises whether leased from the Landlord or other parties;

          (iv) whether any Mortgagee, whose consent is required, regardless of its reason for doing so, refuses to consent to the Transfer;

          (v)  whether the transferee is an existing tenant of the Project, and

          (vi) whether the Landlord has available for leasing to the transferee other space in the Project or any other comparable project owned or operated by the Landlord.

     (c) If there is a permitted Transfer of this Lease, the Landlord may collect Rent from the transferee and apply the net amount collected to the Rent required to be paid under this Lease, but no acceptance by the Landlord of any payments by a transferee as tenant or a release of the Tenant from the performance of its obligations under this Lease. Any document effecting the transfer of this Lease and every document consenting to the Transfer will be prepared by the Landlord or its solicitors and the legal costs and other expenses in connection with the document will be paid to the Landlord by the Tenant as Additional Rent upon demand. Any consent by the Landlord will be subject to the following conditions:

          (i) the transferee will promptly execute an agreement agreeing with the Landlord to be bound by all the Tenants's obligations under this Lease as if the transferee had originally executed this Lease as tenant;

          (ii) the transferee will execute and Indemnity Agreement in a form satisfactory to the Landlord, in respect of the performance of the Tenant's and the transferee's obligations under this Lease and whether the Indemnity Agreement is executed or not, the Tenant will remain jointly and severally liable with the transferee on this Lease and will not be released from any obligations under this Lease as amended from time to time;

          (iii) if the transferee agrees to pay to the Tenant a Rent or other amount, in respect of its use of the Leased Premises or any part of it in excess of the Rent payable by the Tenant to the Landlord, the Rent under this Lease will be increased so that it equals the Rent or amount payable by the transferee to the Tenant;

          (iv) if the transferee agrees to pay to the Tenant or party other than the Landlord in respect of a Transfer of all or any part of this Lease, any amount, or any benefit, then it will pay to the Landlord as Additional Rent, on demand, an amount equal to the value of the amount or benefit;

          (v) the transferee in taking possession of the Leased Premises will be considered to have confirmed and agreed to the Landlord's right to continue charging for Rent including Additional Rent under this Lease in accordance with the methods of calculation employed by the Landlord at the time of the Transfer;

          (vi) if the rate of the annual Minimum Rent is increased, the deposit mentioned in Section 4.02 (d) will be increased accordingly.

13.02 Landlord's Option

     If the Tenant intends to effect a Transfer, it will notify the Landlord and will provide with the notice full information concerning the transferee, including but not limited to, complete credit, financial, and business information. Within thirty (30) days after the date the Tenant give to the Landlord the information mentioned above, the Landlord will notify the Tenant in writing that, (a) it consents to the Transfer, (b) that it does not consent to the Transfer, or (c) that it elects to terminate this Lease. If the Landlord elects to terminate this Lease the Tenant will, within fifteen (15) days after receipt of the Landlord's notice of its election to terminate, notify the Landlord whether it will, (i) refrain from the Transfer, or (ii) accept the termination of this Lease. If the Tenant fails to deliver its notice within the fifteen (15) day period this Lease will be terminated upon the expiration of the fifteen (15) day period. If the Tenant advised the Landlord that it intends to refrain from the Transfer, then the Landlord's election to terminate this Lease will have no effect.

13.03 No Advertising of the Leased Premises

     The Tenant will not advertise the whole or any part of the Leased Premises or this Lease for the purpose of a Transfer and will not permit any broker or other Person to do so on its behalf, unless the complete text and format of the advertisement is first approved in writing by the Landlord.

13.04 Corporate Ownership

     (a) If the Tenant is a corporation, any transfer or issue by sale, assignment bequest inheritance, operation or law or other disposition, or by subscription from time to time of all or any part of the corporate shares of the Tenant, or of any subsidiary corporation of the Tenant, or any corporation which is an associate or affiliate of the Tenant (within the meaning of The Business Corporations Act of Ontario) which results in any change in the present effecting voting control of the Tenant by the Person holding that voting control at the date of execution of this Lease (or a the date of a Transfer to a corporation) will be considered for all purposes to be a Transfer to which Section 13.01 and Section 13.02 of this Lease apply. The Tenant will make available to the Landlord, all corporate books and records of the Tenant for inspection at all reasonable times.

13.05 Assignment or Transfer by the Landlord

     If the Landlords, sells, leases or otherwise disposes of the Project or any part of it, or if it assigns this Lease or any interest of the Landlord in it, then, to the extent that the purchaser, transferee or assignee assumes the obligation of the Landlord under this Lease, the Landlord will, without further agreement, be released from all liability with respect to the Landlord's obligations under this Lease.

                                  ARTICLE XIV
                             ACCESS AND ALTERATIONS

14.01 Right of Entry

     (a) The Landlord and its agents may enter the Leased Premises at all times to examine them and to make repairs, alterations, changes, adjustments, improvements or additions to the Leased Premises or to the Project or any part of them or any adjacent property including, but not limited to, the pipes, conduits, wiring, ducts and other installations in the Leased Premises, where necessary to serve another part of the Project, and for that purpose, the Landlord may take material into the Leased Premises without it constituting are-entry or a breach of covenant for quiet enjoyment. The Rent will not abate or be reduced while the work is being done and the Landlord will not be liable for any damage, injury or death caused to any Person or to the property of the Tenant, or of others located on the Leased Premises, as the result of the entry.

     (b) The Landlord and its agents have the right to enter the Leased Premises at all times to show them to prospective purchasers, lessees or mortgagees and during the twelve (12) months prior to the expiry of the Term, the Landlord may place upon the Leased Premises the usual "For Rent" or "For Sale" notices.

     (c) If the Tenant is not personally present to permit an entry into the Leased Premises at any time when for any reason an entry is necessary or permitted, the Landlord or its agents may forcibly enter them without liability and without affecting this Lease. Any entry by the Landlord on the Leased Premises in accordance with this Section is not a re-entry or a breach of covenant for quiet enjoyment.

                                   ARTICLE XV
                 STATUS STATEMENT, ATTORNMENT AND SUBORDINATION

15.01 Status Statement

     Within ten (10) days after a written request by the Landlord, the Tenant will deliver, in a form supplied by the Landlord, a status statement or certificate to any proposed mortgagee or purchaser of the Project, or to the Landlord, stating the following:

     (a) that his Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and identifying the modification agreements) or if the Lease is not in full force and effect, the certificate shall so state;

     (b)  the Commencement Date;

     (c)  the date to which Rent has been paid under this Lease;

     (d) whether or not there is any existing default by the Tenant in the payment of any Rent or other sum of money under this Lease, and whether or not there are any existing or alleged default by either party under this Lease with respect to which a notice of default has been served and if there is any such default, specifying the nature and extent of it;

     (e) whether there are any set-offs, defences or counter claims against enforcement of the obligations to be performed by the Tenant under this Lease, and

     (f) with reasonable particularity, details respecting the Tenant's and any indemnifier's financial standing and corporate organization.

15.02 Subordination and Attornment

     (a) The Tenant's rights under this Lease are subordinate to any instruments or financing, refinancing, or collateral financing and renewals or extensions of them from time to time in existence against the lands, buildings and improvements forming the Leased Premises or the Project. Upon request, the Tenant will subordinate this Lease and all of its rights under it, in the form the Landlord requires, to the mortgages, trust deeds and the charge or lien resulting from them, and any instrument of financing, refinancing or collateral financing and to all advances made or to be made upon the security of them, and if requested, the Tenant will attorn to the holder or holders of them.

     (b) The Tenant will, if possession is taken under, or any proceedings are brought for the foreclosure of, or the power of sale is exercised under any mortgage, charge, lease or sale and leaseback transaction, deed of trust, or the lien resulting from any other method of financing, refinancing, or collateral financing made by the Landlord or otherwise in existence against the Leased Premises or the Project, attorn to the mortgagee, chargee, lessee, trustee or other encumbrancer or the purchaser upon any such foreclosure or sale and recognize the mortgagee, chargee, lessee, trustee or other encumbrancer or the purchaser as the Landlord under this Lease.

15.03 Attorney

     The Tenant will, upon request of the Landlord or the Mortgagee or any Person having an interest in the Project, execute and deliver promptly those instruments and certificates needed to carry out the intent of
     Section 15.02 and which are requested by the Landlord. If ten (10) days after the date of request by the Landlord the Tenant has not executed and delivered them, the Tenant hereby irrevocably appoints the Landlord as the Tenant's attorney with full power and authority to execute and deliver in the name of the Tenant the instruments and certificates or the Landlord may terminate this Lease without incurring any liability.

15.04 Financial Information

     The Tenant will, upon request, provide the Landlord with such information as to the Tenant's or the Indemnifier's financial standing and corporate organization as the Landlord or the Mortgagee requires. Failure of the Tenant to comply with the Landlord's request will be a default under this Lease.

                                  ARTICLE XVI
                                     DEFAULT

16.01 Event of Default

     An "Event of Default" will be considered to have occurred when any one or more of the following happens:

     (a) The Tenant fails to pay any Rent or Additional Rent when they are due and the failure continues for five (5) days;

     (b) The Tenant fails to observe or perform any other of the terms, covenants, conditions, or agreements contained in this Lease and the failure continues for ten (10) days after notice from the Landlord to the Tenant specifying the failure;

     (c) The Term or any of the goods, chattels, or fixtures of the Tenant on the Leased Premises are seized or taken in execution or attached by any creditor;

     (d) A writ of execution, sequestration or extent issues against the goods, chattels or fixtures of the Tenant;

     (e) The Tenant makes a bulk sale without complying with The Bulk Sales Act of Ontario or any successor of it;

     (f) The Tenant sells or disposes of the goods, chattels or fixtures or removes them or any of them from the Leased Premises without complying with Section 11.08;

     (g) The Leased Premises remain vacant for fifteen (15) consecutive days while they are suitable for use by the Tenant;

     (h) The Leased Premises are used by any Person other than those Persons entitled to use them under this Lease;

     (i) The Tenant or any Indemnifier makes an assignment for the benefit of creditors or commits any act of bankruptcy as defined in the Bankruptcy Act of Canada or any successor of it, or becomes bankrupt or insolvent or takes the benefit of any Act now or hereafter in force for bankrupt or insolvent debtors;

     (j) An order is made for the winding up or liquidation of the Tenant or the Tenant voluntarily commences winding-up procedures for liquidation, and

     (k) An order or appointment Is made for a receiver or a receiver and manner of the Tenant's assets or any part of them.

16.02 Rights of the Landlord

     Upon the occurrence of any Event of Default the following provisions apply:

     (a) The Landlord will be entitled to re-enter the Leased Premises and remove all property from the Leased Premises and the property may be sold or disposed of by the Landlord as it considers advisable or may be stored in a public warehouse or elsewhere at the cost and for the account of the Tenant, all without service of notice or resort to legal process and without the Landlord being guilty of trespass or being liable for any loss or damage which may be occasioned, and

     (b) The Landlord may without notice re-enter and take possession of the Leased Premises as though the Tenant or any occupant or occupants of the Leased Premises was or were holding over after the expiration of the Term without any right whatever, and this Lease and the Term will be terminated.

     (c) If the Landlord elects to re-enter the Leased Premises as provided in this Article, or if it takes possession pursuant to legal proceedings or pursuant to any notice provided for by law, it may either terminate this Lease or it may from time to time, without terminating this Lease, make those alterations and repairs which are necessary in order to relet the Leased Premises or any part of them for the term or terms (which may be for a term extending beyond the Term) and at the Rent and upon those other terms, covenants and conditions which the Landlord in its discretion considers advisable. Upon each reletting, the Rent received by the Landlord from the reletting will be applied, first to the payment of any indebtedness other than Rent due under this Lease from the Tenant to the Landlord; second to the payment of any costs and expenses of the reletting including brokerage fees and solicitors fees and the costs of the alterations and repairs; third to the payment of Rent due and unpaid under this Lease, and the residue if any will be held by the Landlord and applied as payment of future Rent as it becomes due under this Lease. If the Rent received from the reletting during any month is less than that to be paid during that month by the Tenant under this Lease, the Tenant will pay the deficiency, which will be calculated and paid monthly in advance on or before the first (1st) day of each month. No re-entry or taking possession of the Leased Premises by the Landlord will be construed as an election on its part to terminate this Lease unless a written notice of that intention is given to the Tenant. Despite any reletting without termination, the Landlord may at any time afterwards elect to terminate this Lease for the previous breach. If the Landlord at any time terminates this Lease for any breach, in addition to any other remedies it may have, it may recover from the Tenant all damages it incurs by reason of the breach including the costs of recovering the Leased Premises, solicitors fees (on a solicitor and his client basis) and including the worth at the time of the termination, of the excess, if any, of the amount of Rent and charges equivalent to Rent required to be paid under this Lease for the remainder of the stated Term over the then reasonable rental value of the Leased Premises for the remainder the stated Term. All of the mentioned amounts will be immediately due and payable by the Tenant to the Landlord, and

     (d) The full amount of the current month's instalment of Minimum Rent and Additional Rent together with the next three (3) months instalments of Minimum Rent and Additional Rent, all of which will be deemed to be accruing on a day to day basis, will immediately become due and payable as accelerated Rent, and the Landlord may immediately distrain for that accelerated Rent together with any arrears.

16.03 Expenses

     If legal action is brought for recovery of possession of the Leased Premises, for the recovery of Rent or any other amount due under this Lease, or because of the breach of any other terms, covenants or conditions contained in this Lease on the part of the Tenant to be kept or performed, and a breach is established, the Tenant will pay to the Landlord all the expenses incurred in connection with it, including solicitor's fee (on a solicitor and his client basis), unless a court otherwise awards.

16.04 Removal of Chattels

     If the Tenant removes its goods and chattels from the Leased Premises, the Landlord may follow them for thirty (30) days as provided in The Landlord and Tenant Act of Ontario.

16.05 Waiver of Exemption from Distress

     Despite anything contained in Section 30 of The Landlord and Tenant Act of Ontario or any Statute passed to take its place or amend it, none of the goods and chattels of the Tenant at any time during the Term, on the Leased Premises, will be exempt from levy by distress for Rent in arrears and if any claim is made for such an exemption by the Tenant, or if distress for Rent in arrears and if any claim is made for such an exemption by the Tenant, or if distress is made by the Landlord, this Section may be pleaded as an estoppel against the Tenant in any action brought to test the right of the levying upon any of those goods which are named as exempted in any Sections of that Actor any amendments of it. The Tenant waives the rights which it has or which it might have or which it might have had under any Section of that Act, or any amendments of it, where it not for this provision.

16.06 Landlord's Right to Cure the Tenant's Default or Perform the Tenant's Covenants

     In addition to its other rights and remedies, the Landlord, if the Tenant defaults under this Lease, may remedy or attempt to remedy the default of the Tenant and in so doing may make any payments due or alleged to be due by the Tenant to third parties and may enter upon the Leased Premises to do any work or other things on them in which case all the Landlord's costs and expenses will be payable together with a fee of fifteen (15%) percent of all those costs and expenses representing the Landlord's overhead, as Additional Rent on demand. The Landlord will not be liable for any loss or damage resulting from any action or entry by the Landlord under this Section and will not be considered to have breached any covenant for quiet enjoyment.

16.07 Remedies Generally

     Mention in this Lease of any particular remedy of the Landlord for a default or Event of Default by the Tenant does not preclude the Landlord from any other remedy in respect of it. No remedy will be exclusive or dependent upon any other remedy but the Landlord may from time to time exercise one or more of its remedies generally or in combination, those remedies being cumulative and not alternative. Whenever the Tenant seeks a remedy in order to enforce the observance or performance of one or more of the obligations of the Landlord under this Lease, the Tenant's only remedy will be for damages. The Tenant will not apply for injunctive relief and this provision may be pleaded as an estoppel in any proceedings taken by the Tenant to obtain injunctive relief.

                                  ARTICLE XVII
                                  MISCELLANEOUS

17.01 Rules and Regulations

     The Rules and Regulations adopted and promulgated by the Landlord from time to time are a part of this Lease as set out in Schedule "C" attached, and the Tenant will comply with and observe them. The Rules and Regulations will be adopted and promulgated by the Landlord acting reasonably. The Tenant's failure to keep and observe the Rules and Regulations is a default under this Lease in the same manner as if the Rules and Regulations were set out as covenants in this Lease. The Landlord may from time to time amend or supplement the Rules and Regulations. Notice of the Rules and Regulations and amendments and supplements, if any, will be given to the Tenant and the Tenant's obligation to comply with and observe them rises upon its being notified. The Rules and Regulations will not conflict with or contradict the other provisions of this Lease. The Landlord will not be responsible to the Tenant for non-observance or violation by other tenants or occupants of Leasable Premises, of the Rules and Regulations or of the terms, covenants or conditions in any other lease of premises in the Project.


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


17.02 Overholding

     (a) If the Tenant remains in possession of the Leased Premises after the end of the Term with the consent of the Landlord but without having executed and delivered a new lease, the Tenant will be considered to be occupying the Leased Premises as a Tenant from month to month on the same terms and conditions as are set out in this Lease (including the payment of Additional Rent).

     (b) If the Tenant remains in possession of the Leased Premises after the end of the Term without the written consent of the Landlord it will be liable for payment of Rent at the rate equal to twice the rate of Minimum Rent and Additional Rent which it was responsible for paying during the last year of the Term.

17.03 Successors

     The rights and liabilities granted to or imposed upon the respective parties to this Lease, extend to and bind the successors and assigns of the Landlord and the heirs, executors, administrators and permitted successors and assigns of the Tenant. No rights, however, enure to the benefit of any assignee of the Tenant unless the assignment to the assignee has been approved by the Landlord in writing in accordance with Section 13.01. If there is more than one Tenant, they are all bound jointly and severally by the terms, covenants and conditions in this Lease.

17.04 Tenant Partnership

     If the Tenant is a partnership (the "Tenant Partnership") each Person who is presently a member of the Tenant Partnership, and each Person who becomes a member of any successor Tenant Partnership, will be and will continue to be liable jointly and severally for the full and complete performance of, and will be and continue to be subject to the terms, covenants and conditions of this Lease, whether or not that Person ceases to be a member of the Tenant Partnership or successor Tenant Partnership.

17.05 Waiver

     The waiver by the Landlord of any breach of an obligation by the Tenant is not to be considered a waiver or any subsequent breach of the obligation or any other obligation. The subsequent acceptance of Rent by the Landlord is no to be construed as a waiver of any preceding breach by the Tenant of any obligation under this Lease, regardless of the Landlord's knowledge of the preceding breach at the time of acceptance of that Rent. No obligation will be considered to have been waived by the Landlord unless the waiver is in writing by the Landlord.

17.06 Accord and Satisfaction

     No payment by the Tenant or receipt by the Landlord of a lesser amount that the monthly payment of Minimum Rent is to be construed as other than on account of the earliest stipulated Minimum Rent, nor is any endorsement or statement on any cheque or any letter accompanying any cheque or payment as Rent to be considered an acknowledgement of full payment or an accord and satisfaction, and the Landlord may accept payment and cash cheques without prejudice to the Landlord's right to recover the balance of the Rent or pursue its other remedies.

17.07 Notices

     Any notice, demand, request or other instrument which may be or is required to be given under this Lease will be delivered in person or sent by registered mail postage prepaid and will be addressed (a) if to the Landlord at 444 Adelaide Street West, Lower Level, Toronto, Ontario, MSV IS7, or to such other person or at such other address as the Landlord designates by written notice, and (b) if to the Tenant, at the Leased Premises [, or, at the Landlord's option, to the Tenant's head office at ]. Any notice, demand, request or consent will be conclusively deemed to have been given or made on the day upon which the notice, demand, request or consent is delivered, or, if mailed, then seventy-two (72) hours following the date of mailing and the time period referred to in the notice begins to run from the time of delivery or seventy-two (72) hours following the date of mailing. Either party may at any time give notice in writing to the other of any change of address of the party giving the notice and upon the giving of that notice, the address specified in it will be considered to be the address of the party for the giving of notices under this Lease. If the postal service is interrupted or is substantially delayed, any notice, demand, request or other instrument will only be delivered in person.

17.08 Notices

     The Tenant will not register this Lease, notice of this Lease, or any other document related to this Lease nor any notice of those documents against the lands or any part of them until it has obtained from the Landlord, its approval in writing concerning the form and content of the document to be registered. The Tenant will be responsible for payment to the Landlord of its expenses including legal fees and disbursements in connection with its review and approval.

17.09 Quiet Enjoyment

     If the Tenant pays the Rent and other sums provided for under this Lease, and observes and performs all of the terms, covenants, and conditions on its part to be observed and performed, the Tenant will peaceably and quietly hold and enjoy the Leased Premises for the Term demised under this Lease, without hindrance or interruption by the Landlord or any other Person lawfully claiming by, through or under the Landlord subject, however, to the terms, covenants and conditions of this Lease.

IN WITNESS WHEREOF, the Landlord and the Tenant have signed and sealed this Lease.

SIGNED, SEALED AND DELIVERED  )         789542  ONTARIO LIMITED
    in the presence of        )                      (Landlord)
                              )
                              )
                              )
                              )         Per: /s/  Name Illegible    c.s.
                              )             ----------------------------
                              )             Authorized Signing Officer
                              )
                              )         ASTRIS ENERGI INC.
                              )                   (Tenant)
                              )
                              )
                              )
                              )         Per: /s/  Jiri K. Nor        c.s.
                              )            ------------------------------
                              )             Authorized Signing Officer


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


                                  SCHEDULE "A"
                        LEGAL DESCRIPTION OF THE PROJECT

                             2171- 2179 Dunwin Drive
                              Mississauga, Ontario

ALL AND SINGULAR that certain parcel or tract of land and premises situate lying and being in the Town of Mississauga in the County of Peel in the Province of Ontario, being composed of Lots 303 to 305 inclusive of Registered Plan 915.

                                  SCHEDULE "C"
                            LANDLORD & TENANT'S WORK

LANDLORD'S WORK:

1. Landlord warrants that the heating, air conditioning, electrical and plumbing within the Premises are in good working order at the date of possession.

2. Landlord to repair, replace any broken or damaged fixtures, ballasts and lens

3.   Landlord will replace, as soon as possible, the rear receiving door.

4.   Landlord will replace any missing or damaged ceiling tiles.

5. Landlord will patch all holes etc. in the wall of the premises, drywall, tape and sanded as necessary, to be ready for painting.

6. Landlord will close off any loose wires and replace cover plates where necessary.

7. Landlord will remove all wallpaper and shingle tiles from all walls including room dividers and washroom and repair all wall damage so it is ready for painting.

8.   Landlord will steam clean all carpets in the premises.

9.   Landlord will replace the weather stripping on the front entrance door.

10.  Landlord will wash and clean the concrete floor in warehouse area.

11. Landlord will clean and if necessary replace any broken washroom fixtures and tile floor.

12. Landlord will leave the premises in broom clean condition once his work is completed.

13.  Landlord will repair the sliders in the closet doors

14. Landlord will remove and wash all light fixtures and diffussor and replace any burned out bulbs.

15. Landlord will remove sign decals off front door and Majestic Roofing sign fastened to front exterior wall.

16. The Tenant shall be allowed to keep all dividers, fixtures, etc. located in the storage area of the premises.

TENANT'S WORK

1. Tenant shall perform in a good and workmanlike manner any other work necessary to make the Leased Premises ready for business, and will meet all governmental authority, rules, and requirements in completing such work.


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


                                  SCHEDULE "D"
                              RULES AND REGULATIONS

1. The sidewalk, entry passages, fire escapes and common stairways, if any, shall not be obstructed by any of the tenants or used by them for any other purpose other than for the Ingress and egress to and from their respective Demised Premises. Tenants will rot place or allow to be placed in the Building, corridors or public stairways, If any, any waster paper, dust, garbage, refuse, or anything whatever that would tend to make them unclean or untidy.

2. The windows that reflect or admit light Into passageways and common areas of the Building, if any, shall not be covered or obstructed by any of the tenants and awnings shall not be put up without the prior written consent of the landlord.

3. The water closets and other water apparatus shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, ashes, or other substances shall be thrown therein. Any damage resulting by misuse shall be borne by the tenant by whom or by those agents, servants or employees the same is caused. Tenants shall not let the water run unless It Is in actual use, nor shall they deface any part of the Building.

4. No tenant shall do or permit anything to be done in the premises or bring or keep anything therein which will Increase the risk of fire or obstruct or interfere with the rights of other tenants or violate or act at variance with the laws relating to fires or with the regulations of the Fire Department, or the Board of Health.

5. Tenants, their clerks or servants shall not Interfere with the other tenants or those having business with them.

6. Nothing shall be thrown by the tenants, their clerks or servants out of windows or doors or down the passages of the Building.

7. No birds or animals shall be kept in or about the Demised Premises nor shall the tenants operate or permit to be operated any musical or sound producing instrument or device Inside or outside the Demised Premises which may be heard outside the Demised Premises.

8. No one shall use the Demised Premises for sleeping apartments or residential purposes, or for the storage of personal effects or articles other then those required for business purposes.

9. All tenants must observe strict care not to allow their windows or doors to remain open so as to admit rain or snow or so as to Interfere with the heating of the Building. Any Injury or damage caused to the Building or its appointments, furnishings, heating and other appliances or to any other tenant by reason of windows or doors being left open so as to admit rain or snow or by Interferences with or neglect of the heating appliances or by reason of the tenant or any other person or servant, subject to it, shall be made good by the tenant in whose premises the neglect, interference or misconduct occurred.


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


10. If shall be the duty of the respective tenants to assist and co-operate with the Landlord in preventing injury to the premises demised to them respectively.

11. No Inflammable oils or other Inflammable, dangerous or explosive materials shall be kept or permitted to be kept in the Demised Premises. Nothing shall be placed on the outside window sills or projections.

12. No bicycles or other vehicles shall be brought within the building except in the parking garage, If any.

13. Tenants shall not place any additional lock upon any door of the Building without the prior written consent of the Landlord.

14. Tenants shall give the Landlord prompt notice of any accident to or any defect in the plumbing, climate control, mechanical or electrical apparatus or any other part of the Building.

15. The parking of cars in the parking garage, if any, shall be subject to the reasonable regulations of the Landlord.

16. Tenants shall not mark, paint, drill into or in any way deface the walls, ceilings, partitions, floors or other parts of the Demised Premises and the Building except with the prior written consent of the Landlord and as it may direct.

17. Tenants will not do or omit to do or permit to be done or omitted anything upon or in respect of the Demised Premises the doing or omission of which (as the case may be) shall be or result in a nuisance.

18. The Landlord shall have the right to make such other and further reasonable rules and regulations as in its judgment may from time to time be needful for the safety, care, cleanliness and appearance of the Demised Premises and the Building and for the preservation of good order therein, and the same shall be kept and observed by the tenants, their clerks and servants.

19. Tenants agree to the foregoing Rules and Regulations which are hereby made a part of this lease, and each of them and agrees that for such persistent Infraction of them, or any of them, as may in the opinion of the Landlord be calculated to annoy or disturb the quiet enjoyment of any other tenant, or anyone under it, the Landlord may declare a forfeiture and cancellation of the accompanying lease and may demand possession of the Demised Premises upon one weeks notice.

                                  SCHEDULE "E"
                    CHARGES FOR HEATING AND AIR-CONDITIONING

A.   THE HVAC SYSTEM

     The hearing, ventilating and air-conditioning system (the "HVAC System") of the Project is composed of all hearing, ventilating and air-conditioning equipment and facilities provided a operated and maintained by the landlord and Includes from rime 6o rime, but is not limited to, any roof-top, ceiling or wall-mounted, or window hearing, ventilating or air-conditioning units Installed a maintained by the Landlord; the fuel and power facilities of the systems, and distribution piping, air handling units and common fan coil and ventilation units which form part of the system; and monitoring, energy saving and control systems including the thermostat in each of the Individual units supplied by the HVAC System and those ventilation systems which serve more than one tenant; but does not include: (I) the individual, self-contained hearing, ventilating and air-conditioning system in any premises the tenant or occupant of which installs and maintains the system;
     (II) the distribution system within each tenant's premises, Installed by or for the tenant; and (iii) the tenant maintained ventilation duds, make-up air facilities, or booster units which are installed by or for Individual tenants or a group of tenants, to satisfy requirements which are in excess of the standard maximum sensible cooling load established by the Landlord, or which result from the production of air which Is not suitable for recirculation.

B.   THE HVAC CHARGE

     (a) In each Rental Year, the total costs (the "HVAC Costs") of the following services (the "Services"): operating, maintaining and repairing the HVAC System, will be allocated by the Landlord as between the Interior Common Areas (if any) and the Leasable Premises, based where appropriate on the advice of the Landlord's engineer. The HVAC Costs include, but are not limited to, costs for labour including fringe benefits, domestic water, chemicals, lubricants, and maintenance contrails, if any, all costs Incurred by the Landlord in doing the allocation mentioned above, and in obtaining engineers' advice concerning Supplementary Charges (defined in Section C of this Schedule "D") and a fee of fifteen percent (1596) of the total of the HVAC Costs allocated to the Leasable Premises and representing the Landlord's overhead.

     (b) That part (if any) of the HVAC Costs which is allocated to the Interior Common Areas will be included in the costs described in
          Section 6.02 (b) (N) of this Lease.

     (c) The Tenant will pay during each Rental Year, monthly in advance, as Additional Rent a charge (tire "HVAC Charge") being its share of the HVAC Costs determined be deducting from the HVAC Costs allocated to Leasable Premises, the total of the Supplementary Charges, if any, and multiplying the amount so obtained by a fraction, the numerates of which is the Rentable Area of those Leasable Premises or Parts of them occupied throughout the period in respect of which the calculation is made and served by the HVAC System of the Project.

     (d) Should Leasable Premises be occupied by tenants who are solely responsible for providing any of the Services, the Tenants HVAC Charge as applied to that Service a those Services will be adjusted by excluding from the denominator referred to above in this Section B
          (c), the Rentable Area of those Leasable Premises.

     (e) The Tenant's HVAC Charge may be estimated by the Landlord for whatever period the Landlord determines from time to rime and the Tenant will pay as Additional Rent, to the Landlord, the Tenant's HVAC Charge as so determined, In monthly instalments in advance during that period.

C.   THE SUPPLEMENTARY CHARGE

     If the Landlord, on the advice of its engineer, determines that the Tenant's use of the HVAC System imposes abnormal demands on the system, the Tenant agrees to pay an amount determined by the Landlord, acting on the advice of its engineer, as Supplementary Charge which Supplementary Charge will be payable on demand at times, and in the manner determined by the Landlord.

D.   LANDLORD AND TENANT RESPONSIBILITIES

     (a) The Landlord will operate, maintain, repair and replace the HVAC System, but the Tenant will be responsible for repairing and replacing equipment damaged because of misuse, or the failure of the Tenant to comply with Section 8.01 of this Lease.

     (b) The Tenant will not nor will it permit anyone else to enter on the roof of any buildings in the Project for any purpose unless accompanied by a representative designated by the Landlord for that purpose. Damage caused to the Project or the HVAC System which occurs during any period of time when the Tenant is in default of dais subparagraph (b), will be deemed to have been caused by the Tenant.